Exhibit 10.1

CONFIDENTIAL

August 28, 2025

John Xu

127 N Garfield Avenue

Monterey Park, California 91754

Dear John,

I’m pleased to share with you the following changes with respect to your employment with Maison Solutions Inc. (the “Company”):

1.	An increase in your base salary to $180,000 US per year, effective January 25, 2025, which base salary may be increased, from time to time, as approved by the Compensation Committee of the Board of Directors of Maison Solutions Inc. For all purposes under your employment agreement, the term “base salary” shall refer to the base salary as in effect from time to time.

All other terms of your employment will remain as set out in your employment agreement with the Company.

John, thank you for your continued commitment to our team.

Sincerely,

/s/ Alexandria M. Lopez
Alexandria M. Lopez
Chief Financial Officer

ACCEPTED BY:

/s/ John Xu
John Xu
Date: August 28, 2025